EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

L-1 Identity Solutions Reports Second Quarter and Six Month 2010 Financial Results

STAMFORD, CT. — July 28, 2010 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced financial results for the second quarter and six months ended June 30, 2010.

Revenue was $164.1 million in Q2 2010, compared to $168.1 million in the second quarter of 2009. Second quarter revenues were impacted by lower U.S. Passport Cards. Full year U.S. Passport Card revenues are expected to be realized in the second half of 2010 as shipments are made against orders, the majority of which have already been received. Lower comparable sales from the biometric division in Q2 2010 were impacted by a large shipment of HIIDEs™ in Q2 2009, partially offset by approximately $5.0 million in a follow-on order from an existing U.S. government customer for additional Automated Biometric Identification System (ABIS) license capacity. Services revenue was slightly higher when compared to the prior year primarily due to intelligence-related business.

Gross margin in the second quarter of 2010 was 28 percent compared to 29 percent for the second quarter of 2009. Margins in the second half of 2010 are expected to increase to 30 percent resulting mainly from an anticipated increase in solution sales in the second half of 2010.

Adjusted EBITDA for Q2 2010 grew due to lower operating expenses and was $25.4 million, excluding $2.3 million in strategic alternative-related expenses, acquisition-related expenses and severance costs. This compared to Q2 2009 Adjusted EBITDA of $24.3 million (excluding $1.4 million associated with Registered Traveler (RT), acquisition-related expenses and severance costs).

Operating cash flow for the quarter was $11.3 million and was used to fund capital expenditures of $13.4 million as L-1 nears completion of the build-out of funded Department of Motor Vehicle (DMV) contracts.

L-1 reported a Q2 2010 net loss of $2.7 million, or ($0.03) per diluted share that includes approximately $2.3 million in strategic alternative-related expenses, acquisition-related expenses and severance costs. This compared to a net loss of $1.2 million, or ($0.01) per diluted share in the second quarter of 2009. Weighted average diluted shares outstanding were 87.6 million in the second quarter of 2010 compared to 85.5 million in the prior year period. Excluding stock based compensation, earnings per diluted share were $0.01 for the second quarter of 2010.

Year-to-Date Results for the Six Months Ended June 30, 2010

Revenue for the first six months of 2010 was $312.3 million compared with $318.2 million for the same period in the prior year. Services segment revenue was up, driven by enrollment services contracts in key States and growth from new and existing government intelligence contracts. This was offset by lower solutions revenue primarily from the Department of State (DoS) U.S. Passport Card program and fewer HIIDE shipments in comparison to the first six months of 2009 as mentioned above.

Gross margin for the first six months of 2010 was 28 percent, compared to 29 percent in the same period in 2009, reflecting the impact of an increased revenue contribution from services compared to solutions.

Adjusted EBITDA for the first six months of 2010 was $42.2 million compared to $43.6 million for the same period in 2009, driven by the aforementioned margin reduction. Operating expenses remained at 25 percent of revenues, consistent with the first six months of 2009. Operating cash flow for the first six months of 2010 was $11.7 million.

For the six months ended June 30, 2010, the Company reported a net loss of $10.3 million, or ($0.12) per diluted share that includes approximately $2.7 million in strategic alternative-related expenses, acquisition-related expenses and severance costs. This compared to a net loss of $5.0 million or ($0.06) per diluted share in the six months of 2009. Weighted average shares outstanding increased to 87.2 million from 85.0 million in the prior year. Excluding stock based compensation, earnings per diluted share were ($0.02) for the first six months of 2010.

Backlog at the end of the first half of 2010 remained unchanged from the prior quarter at over $1.3 billion, up from $1.1 billion at the end of the first half of 2009.

The first half financial results reflect approximately $20.0 million of anticipated new business awards moving into the second half of 2010 including secure credentialing contracts in Africa and international biometric solution contracts, some of which materialized in July 2010. In addition, approximately $10.0 million of anticipated revenues from existing customers were not converted in the quarter, including a portion of a follow-on order from an existing U.S. government customer for additional ABIS license capacity and U.S. Passport Card sales, all of which are expected to convert to revenue in the second half of the year.

“We continued to closely manage costs while continuing to invest in critical R&D and make capital expenditures and have maintained EBITDA despite the fact that revenues have shifted to the second half of the year,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “We are confident in our ability to meet our second half objectives due to our strong backlog and impressive pipeline of new opportunities across all business segments with approximately $1.2 billion in new business proposals pending award including international enrollments, Federal credentials, information technology services for the Federal government and new commercial authentication business.”

Business Highlights

•	The biometrics division had momentum across Federal, State and international markets.

-	L-1 opened its first operation in India to support an award as one of the Biometric Solution Providers (BSPs) to India’s Unique Identification Number (UID) program, or AADHAAR.

-	The acquisition of Retica was completed in Q2 and already the products are delivering strategic value, included as key offerings in several international bids and proposals, including UID.

-	The division shipped over $1.0 million Agile TP™ (finger-based) and Mobile Eyes™ (iris-based) biometric devices into India in the second quarter of 2010.

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HIIDE 5 and a new middleware application were introduced in early July, representing several industry firsts that set a new standard for speed and efficiency and an expansion of the addressable market for HIIDE. A new finger vein access control device was introduced that generated new orders in less than 90 days after its introduction and new sales of the ruggedized outdoor Transportation Worker Identification Credential (TWIC) reader were booked in the first half.

-
L-1 iris and face algorithms continue to receive top marks in independent testing. Recent National Institute of Standards and Technology (NIST) IREX (Iris Exchange) tests showed that the L-1 algorithm produced the best accuracy of all 10 iris vendor participants averaged over all test databases at the most demanding operating point. In recent NIST MBE testing for face, L-1’s FaceIt® technology was shown to be unparalleled in the ability to scale accuracy to large databases under real-world operating requirements.

-	L-1 received a follow-on order from an existing U.S. government customer for additional ABIS license capacity.

-	State and local solutions business is gaining momentum, with second quarter bookings for biometric solutions the largest it has been in several quarters.

•	Year-to-date secure credentialing contracts awarded totaled $132.5 million, of which $120.0 million came from State Driver’s License (DL) extensions and contract wins. Other highlights included:

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Eight end-to-end DL systems went live in the first half of 2010, in addition to the seven additional enterprise solutions consisting of auto exam and road testing, facial recognition and self-service kiosks.

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State DL business in the first half was driven primarily by sales of infrastructure, automated testing and screening, facial recognition, document authentication and kiosk solutions as States look to improve the security of the processes, while increasing efficiencies and improving the customer experience.

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Of note is a five year contract extension valued at $56.9 million by the Florida Department of Highway Safety and Motor Vehicles to modernize the currently installed secure driver’s license solution. This includes updating the hardware platforms, servers and workstations and migrating the State’s legacy applications and databases to the latest Windows operating system. L-1 expects to produce in excess of 28 million licenses for Floridians over the term of the contract. L-1’s efforts with Florida to enhance current security features and the State’s driver’s license solution positioned the customer for a Homeland Security Award by the Coalition for a Secure Driver’s License (CSDL) on July 19, 2010. Florida is one of 11 States authorized by the Department of Homeland Security to affix the "gold star" on its driver's licenses and IDs, denoting compliance with the 18 interim benchmark regulations of Public Law 109-13.

•
The enrollment services division continues to pursue various international opportunities and is actively marketing L-1 services globally. At the Federal level, there is an upward trend in the Transportation Security Authority (TSA) Hazardous Materials Endorsement (HazPrint) program. Existing State contracts had strong growth, such as in New York and Indiana that are up approximately $4.6 million over Q2 2009 revenue. The Broward County school badging program went live in the second quarter, the first example of a combined background check and badge implementation for L-1 enrollment services in education. L-1 expects to see additional State growth from adoption by new groups, such as elder care and handgun permits.

•	Government consulting services momentum included:

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SpecTal Intelligence Services and McClendon Engineering and Analytics won two critical prime contract recompetes with an estimated total contract value of $52 million over the term. SpecTal Intelligence Services had significant growth driven by a 40 percent increase in manpower requirements so far this year related to a critical, large-scale Homeland Security program, of which half was added in the first half of 2010. Additionally, the business had solid growth in linguistic support and training services.

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In the first half, Advanced Concepts Information Technology Solutions was awarded new contracts, or received extensions of existing contracts, worth an aggregate of $23.6 million. The period of performance of these awards ranged from four months for certain bridge vehicles to five years. This includes a not-yet-announced five year task order from the U.S. Coast Guard for Communications Station Automation System (CSAS) support.

Forward Looking Financial Expectations

L-1 expects revenue for the full-year ending December 31, 2010 of $715.0 million - $725.0 million (representing organic growth in excess of 10 percent) vs. previous estimates of $740.0 million - $760.0 million. The reduction is primarily associated with Federal and international program delays. Adjusted EBITDA guidance remains unchanged at $110.0 million - $120.0 million, despite the expected decline in revenue due to a more favorable sales mix. Operating cash flow is expected to ramp in the second half of the year to $67.0 million - $82.0 million as cash earnings increase. Unlevered free cash flow is expected to be $45.0 million - $55.0 million for the full year, revised down from $55.0 million - $65.0 million due to increased working capital requirements. Capital expenditures are expected to be in the range of $55.0 million - $60.0 million for 2010.

To meet 2010 revenue expectations of $715.0 million - $725.0 million, the Company needs incremental revenue of approximately $100.0 million above the first half results of $312.3 million. This amount is expected to be derived from increased U.S Passport and Passport Card demand as previously mentioned, Federal sales of HIIDEs and PIERs, additional growth in intelligence and enrollment services. The Company also anticipates that secure credentialing sales are expected to begin to ramp as recently awarded DL programs with higher per-card rates move into production.

Liquidity and Capital Resources

At the end of Q2 2010, the principal debt outstanding was $481.4 million which includes $175.0 million of convertible notes, $273.4 in bank term loans, $32.0 in net borrowings under the revolver and $1.0 million in other debt. Total debt outstanding reflects principal payments of $24.3 million and the Company paid approximately $15.2 million in interest for the first six months of 2010. In addition, L-1 paid $25.0 million in capital expenditures during the first half of 2010 primarily for new awards of State driver’s license contracts. The Company has an available credit revolver of $95.0 million net of borrowings and letters of credit subject to continuing compliance with debt covenants. The Company expects to pay fees and costs in connection with the strategic alternative review in the second half of 2010. L-1 amended the Credit Agreement effective March 31, 2010, increasing the maximum Consolidated Leverage Ratio from 3.00:1.00 to 3.85:1.00 and reducing the minimum Consolidated Debt Service Coverage Ratio from 2.25:1.00 to 1.65:1.00 for the measurement periods ended March 31, 2010 and June 30, 2010. At June 30, 2010, the Company’s consolidated debt service coverage ratio was 2.12:1.00 and the consolidated leverage ratio was 3.21:1.00. Accordingly, the Company was in compliance with the amended covenants at June 30, 2010. If on or prior to August 31, 2010 the Company enters into a definitive agreement to sell the Company, the amended covenant ratios will remain in place through December 30, 2010, including the measurement period ending on September 30, 2010. If a definitive agreement is not executed on or prior to August 31, 2010, the pre-amendment covenant ratios remain in effect for the measurement period ending September 30, 2010 and thereafter. If a sale transaction does not occur, the Company expects to refinance its debt on a long term basis, but the Company may be required to amend its credit agreement pending completion of the ongoing strategic review process to remain in compliance with the covenants.

Strategic Alternatives

L-1 and its financial advisors are engaged in discussions with interested parties as part of the previously announced strategic alternative process. Additional comments regarding status will be provided during today’s conference call.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at http://ir.l1id.com/. To listen to the conference call, please dial (888) 562-3356 using the passcode 85797798. For callers outside the U.S., please dial (973) 582-2700 with the passcode 85797798. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687, or (706) 645-9291 outside the U.S., using passcode 85797798.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Footnotes and Defined Terms

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, and general economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009 and the Company's Form 10-Q for the quarter ended March 31, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, stock-based compensation expense, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123 ® and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, including retirement plan contribution settled, or to be settled, in common stock and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures.

Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities. A reconciliation of unlevered free cash flow to cash flows from operating activities is included in the enclosed schedule.

Backlog

L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. L-1 may not realize the full amount of revenues reflected in backlog because L-1 is subject to the risks that clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize.

ID:F
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L-1 Identity Solutions
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$164,135	$168,053	$312,285	$318,242
Cost of revenues:
Cost of revenues	115,473	117,235	222,044	221,478
Amortization of acquired intangible assets	2,091	2,037	4,106	4,393
Total cost of revenues	117,564	119,272	226,150	225,871
Gross profit	46,571	48,781	86,135	92,371
Operating expenses:
Sales and marketing	9,566	9,719	20,076	19,610
Research and development	5,141	5,664	10,525	11,565
General and administrative	22,297	24,509	45,848	47,342

Acquisition related expenses and amortization of intangible assets	329	455	778	1,093
Strategic alternative costs	1,719	-	1,749	-
Total operating expenses	39,052	40,347	78,976	79,610
Operating income	7,519	8,434	7,159	12,761
Financing costs:
Contractual interest	(7,127)	(6,832)	(14,012)	(14,229)
Other financing costs	(2,741)	(2,555)	(5,978)	(5,808)
Other (expense) income, net	23	(120)	(150)	(4)
Loss before income taxes	(2,326)	(1,073)	(12,981)	(7,280)
(Benefit) provision for income taxes	404	176	(2,747)	(2,245)
Net loss	$(2,730)	$(1,249)	$(10,234)	$(5,035)
Less: Net income attributable to non-controlling interest	(10)	-	(30)	-
Net loss attributable to L-1 shareholders	$(2,740)	$(1,249)	$(10,264)	$(5,035)

Basic and diluted net loss per share attributable to L-1 shareholders	$(0.03)	$(0.01)	$(0.12)	$(0.06)

Basic and diluted weighted average shares outstanding	87,637	85,451	87,246	84,992

L-1 Identity Solutions
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,828	$6,624
Accounts receivable, net	120,163	116,353
Inventory, net	29,517	29,384
Deferred tax asset, net	11,410	11,514
Other current assets	10,500	9,249
Total current assets	174,418	173,124
Property and equipment, net	123,496	115,500
Goodwill	888,091	889,814
Intangible assets, net	102,192	102,375
Deferred tax asset	29,154	26,733
Other assets, net	16,410	16,279
Total assets	$1,333,761	$1,323,825
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$97,365	$110,089
Current portion of deferred revenue	16,081	19,890
Current maturity of long-term debt	34,953	27,062
Other current liabilities	7,731	6,680
Total current liabilities	156,130	163,721
Deferred revenue, net of current portion	5,629	6,676
Long-term debt	432,592	419,304
Other long-term liabilities	4,421	3,663
Total liabilities	598,772	593,364
Total shareholders' equity	734,989	730,461
Total liabilities and shareholders' equity	$1,333,761	$1,323,825

L-1 Identity Solutions
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Cash Flow from Operating Activities:
Net loss	$(2,730)	$(1,249)	$(10,234)	$(5,035)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,452	9,062	20,353	18,286
Stock-based compensation costs	5,145	5,598	12,194	10,898
(Benefit) provision for non-cash income taxes	404	21	(2,747)	(2,400)
Amortization of deferred financing costs, debt discount and other	2,798	2,555	5,978	5,808
Change in operating assets and liabilities, net of effects of acquisitions	(4,743)	3,280	(13,865)	2,968
Net cash provided by operating activities	11,326	19,267	11,679	30,525

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(602)	(555)	(3,638)	(1,125)
Capital expenditures	(13,384)	(9,758)	(25,045)	(22,304)
Additions to intangible assets	(2,024)	(1,844)	(3,714)	(3,531)
(Decrease) increase in restricted cash	(414)	6	(423)	(48)
Net cash used in investing activities	(16,424)	(12,151)	(32,820)	(27,008)

Cash Flow from Financing Activities:
Net borrowings (repayments)	6,520	(7,813)	17,859	(7,943)
Debt and equity issuance costs and other	(1,098)	604	(421)	917
Net cash (used in) provided by financing activities	5,422	(7,209)	17,438	(7,026)
Effect of exchange rate changes on cash and cash equivalents	(145)	81	(93)	(9)
Net increase (decrease) in cash and cash equivalents	179	(12)	(3,796)	(3,518)
Cash and cash equivalents, beginning of year	2,649	16,943	6,624	20,449

Cash and cash equivalents, end of period	$2,828	$16,931	$2,828	$16,931

Supplemental Cash Flow Information:
Cash paid for interest	$9,160	$6,854	$15,156	$12,996
Cash paid for income taxes	$195	$265	$261	$973

L-1 Identity Solutions
Reconciliation of Adjusted EBITDA to Net Loss
(In thousands)
(Unaudited)

Historical Periods	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Net loss	$(2,730)	$(1,249)	$(10,234)	$(5,035)

Interest expense, net	9,861	9,329	19,982	19,934
Depreciation and amortization	10,452	9,062	20,353	18,286
Stock-based compensation expense	5,145	5,598	12,194	10,898
Provision (benefit) for income taxes	404	176	(2,747)	(2,245)
Adjusted EBITDA	$23,132	$22,916	$39,548	$41,838

Provision for Registered Traveler (RT) contract	-	1,183	-	1,183

Severance related costs	572	63	745	108

Acquisition related costs	19	145	159	479
Strategic alternative costs	1,719	-	1,749	-

Adjusted EBITDA, excluding certain items	$25,442	$24,307	$42,201	$43,608

Prospective Periods	Full Year Ending
Dec. 31, 2010

Net Income (loss)	$2,000 – 8,000

Interest expense, depreciation & amortization and stock-based compensation	105,000
Provision (benefit) for income taxes	3,000 - 7,000

Adjusted EBITDA	$110,000 - 120,000

L-1 Identity Solutions
Unlevered Free Cash Flow
(In thousands)
(Unaudited)

Historical Periods	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash flow from operating activities	$11,326	$19,267	$11,679	$30,525
Interest paid, net	9,160	6,854	15,156	12,996
Taxes and other	195	265	261	973
Capital expenditures	(13,384)	(9,758)	(25,045)	(22,304)

Unlevered free cash flow	$7,297	$16,628	$2,051	$22,190

Prospective Periods	Year Ending
Dec. 31, 2010
Cash flow from operating activities	$67,000 - 82,000
Interest paid, net	30,000
Taxes	3,000
Capital expenditures	(55,000) -(60,000)

Unlevered free cash flow	$45,000 - 55,000